EXHIBIT 10.11

Description of Director Compensation Arrangements
for 12 Month Period Ending at 2005 Annual Meeting of Shareholders

German American Bancorp (the "Corporation") compensates its directors for their service to the Corporation and the Corporation's subsidiary banks through annual retainers paid in cash and stock options (which are earned regardless of the number of meetings held or attended, and regardless of committee membership or attendance) and attendance fees (paid for meetings attended). In payment of the annual retainers for the year that commenced at the annual organization meeting of the Board of Directors of the Corporation (the "Board") in 2004, the Corporation (a) awarded each of its directors, including Mark A. Schroeder, an option to purchase 1,000 Common Shares exercisable for ten years at an exercise price of $16.26 per share, which was not less than the market value of the stock at the date of grant, and (b) paid each of its directors, including Mr. Schroeder, a cash payment of $13,500. The Corporation paid the three directors who were appointed in September 2004 a pro rata portion of the annual cash retainer payment based on the number of months remaining until the 2005 annual organization meeting of the Board, but did not award them any stock option for their service during the partial year. Directors are paid an additional $500 for each meeting of the Board that they attend.

All of the members of the Board (except Mr. Bawel and Mr. Klem) served on the board of directors of at least one of the subsidiary banks during 2004, as will be disclosed in the Corporation's proxy statement for its annual meeting of shareholders to be held in April 2005 under "Subsidiary Board Memberships." Each of such directors (other than Mr. Schroeder, who as a salaried employee of the Corporation was ineligible) received additional compensation for his service to such subsidiaries during 2004 in the form of fees for meetings actually attended of $500. Mrs. Ernst received additional compensation for her services to First American Bank during 2004 prior to her joining the Corporation's Board on the same basis as other directors of First American Bank (who were not also directors of the Corporation) were compensated. Following Mrs. Ernst's joining the Board of the Corporation in September 2004, First American Bank paid her only the Board meeting fee described above for her services to First American Bank.